Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1000	(407) 650-1205

CNL Hotels & Resorts Completes the Sale of Five Hotels

(ORLANDO, Fla.) September 6, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust, announced today it has completed its previously announced sale of five non-strategic hotel properties to Pyramid Hotel Opportunity Venture LLC for $109 million, or $113,424 per key and a gain of $2.1 million, net of a loss on extinguishment of debt of $2.5 million.
CNL Hotels & Resorts intends to use the net proceeds from the sale to primarily retire existing long-term debt. The five properties  included in the transaction are the DoubleTree Hotel San Diego/Del Mar, Hotel Rex in San Francisco, Beverly Heritage in Milpitas, Calif., Hilton San Francisco Fisherman’s Wharf and Holiday Inn Columbia, S.C.

About CNL Hotels & Resorts, Inc.
CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, the company has approximately $5.8 billion in total assets with 94 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
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Safe Harbor Statement

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events, including, but not limited to, the expected use of proceeds from such sale. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts, Inc. (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. These risks are discussed in the Company’s SEC filings, including its annual report on Form 10K for year ended December 31, 2004, as amended. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.